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                                                                      EXHIBIT 12

Legg Mason,Inc.
Computation of Consolidated Ratio of Earnings to Fixed Charges
(dollars in thousands)




                                                        SIX MONTHS ENDED
                                                          SEPTEMBER 30,                        YEARS ENDED MARCH 31,
                                                        ----------------     --------------------------------------------------
                                                        1995        1994     1995       1994        1993       1992       1991
                                                        ----        ----     ----       ----        ----       ----       ----
Earnings before income taxes                           $28,889    $13,691   $27,689    $59,214    $48,983    $35,015     $22,226

Fixed Charges:
         Interest Expense                               11,843      7,553    17,135     15,396     11,629     13,433      14,394
         Portion of rental expense representative of     4,323      3,836     7,836      9,253      8,255      7,825       7,551
         interest factor
Earnings available for fixed charges                   $45,055    $25,080   $52,660    $83,863    $68,867    $56,273     $44,171

Fixed Charges:
         Interest expense                              $11,843     $7,553   $17,135    $15,396    $11,629    $13,433     $14,394
         Portion of rental expense representative of     4,323      3,836     7,836      9,253      8,255      7,825       7,551
         interest factor
Total Fixed charges                                    $16,166    $11,389   $24,971    $24,649    $19,884    $21,258     $21,945

Consolidated ratio of earnings to fixed charges            2.8        2.2       2.1        3.4        3.5        2.6         2.0
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